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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934





                             December 22, 1993
                Date of Report (Date of earliest event reported)




                       Rodman & Renshaw Capital Group, Inc.
             (Exact name of registrant as specified in its charter)




       Delaware                      33-4649                 36-3111956
(State or other jurisdiction       (Commission              (IRS Employer
    of incorporation)               File Number)          Identification No.)



               120 South LaSalle Street  Chicago, Illinois  60603
              (Address of principal executive offices)  (Zip Code)



                                (312) 977-7800
                        (Registrant's telephone number)
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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Purchaser"), a Mexican corporation and a 99.99% owned subsidiary of Abaco Grupo Financiero, S.A. de C.V., a Mexican corporation ("Parent"), announced on December 22, 1993 that upon expiration at 12:00 midnight, New York City time, on December 21, 1993 (the "Expiration Date") of its tender offer (the "Offer") to purchase 2,363,003 shares of common stock, $.09 par value per share (the "Shares"), of the Company, approximately 4.2 million Shares (approximately 96% of the outstanding Shares) were tendered. Purchaser has accepted for payment pursuant to the Offer on a pro rata basis (with appropriate adjustments to avoid the purchase of fractional Shares) 2,363,003 Shares, which is approximately 51% of the outstanding Shares on a diluted basis giving effect to vested employee stock options. Pursuant to the Offer to Purchase (as defined below), Purchaser has agreed to pay for the 2,363,003 Shares accepted pursuant to the Offer as soon as practicable after the Expiration Date. The Offer, which commenced on November 23, 1993, was made pursuant to an Acquisition Agreement, dated as of November 17, 1993 (the "Acquisition Agreement"), among the Company, Parent and Purchaser.

         The terms of the Acquisition Agreement and other information concerning the Offer are contained in the Offer to Purchase, dated November 23, 1993, as amended on December 7, 1993 (the "Offer to Purchase"), the related Letter of Transmittal, dated November 23, 1993, and the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company, dated November 23, 1993, as amended on December 7, 1993. Purchaser has disclosed in the Offer to Purchase that it will utilize internally available funds and capital contributions from Parent to satisfy the financing requirements in connection with the Offer.

         Pursuant to resolutions of the Board of Directors of the Company adopted on December 13, 1993 (the "Resolutions"), and as required by the Acquisition Agreement, the Company's by-laws have been amended to: (i) provide for not less than 11 and not more than 21 directors; (ii) eliminate the staggered board provisions; (iii) provide that directors must be Independent Directors (as defined below), Parent Directors (as defined below), or employees of the Company or its affiliates; and (iv) provide that the term of any director who ceases to qualify as provided in clause (iii) above will terminate. The Company has also agreed in the Acquisition Agreement to cause the Board of Directors on the closing of the Offer to consist of 11 Parent Directors, 2 Independent Directors and 8 Company Directors (as defined below). An "Independent Director" means any person who is designated by Parent and (i) is in fact independent and qualifies as an independent director in accordance with New York Stock Exchange Rules, (ii) is not connected with Parent or the Company or any of their respective affiliates as an officer, employee, trustee, partner, director (other than of the Company) or person
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performing similar functions and (iii) has not been employed by the Company or any of its subsidiaries during the preceding year.

         Pursuant to the Board Resolutions, and as required by the Acquisition Agreement, the Board of Directors of the Company will now consist of 21 directors: 11 of such directors, which have been designated by Parent ("Parent Directors"), will now be Jorge Lankenau Rocha, Eduardo Camarena Legaspi, Fernando De Jesus Valdes Medina, Jorge Antonio Garcia Garza, Rodirigo Padilla Olvera, Juan Manuel Moller Gamez, Mauricio Morales Sada, Joseph P. Shanahan, David S. Ruder, Neal A. Klegerman and James D. Van De Graaff; the 2 Independent Directors will now be Vaughn R. Blake and Jonathan P. Kantor, each of whom is currently a director of the Company; and the remaining 8 directors (the "Company Directors") will now be Messrs. Kurt B. Karmin, Victor C. Chigas, Mark
J. Grant, Lawrence R. Helfand, Scott H. Lang, Norman E. Mains, Gregory P. Quinlivan and Peter J. Schild, each of whom is currently a director of the Company; provided that in the event that any of such initial Company Directors resigns or otherwise ceases to be a director for any reason, then, during the three years after consummation of the Offer, the other Company Directors will have the right, by majority vote, to designate a replacement for such director except in situations involving reduction of the number of directors, which during such period will in no event reduce the number of Company Directors below 3. Mr. Kenneth M. Karmin, a current director of the Company, has resigned as a director.

         The Acquisition Agreement provides that from the date Purchaser accepted Shares for payment pursuant to the Offer until the third anniversary of such date, the Board of Directors of the Company (i) will be not less than 11 directors and the number of Parent Directors will be equal to one more than the total number of all other directors, which other directors will consist solely of two Independent Directors and the Company Directors; and (ii) will have an Audit Committee and a Compensation Committee, with the members of each such committee being solely Independent Directors. Parent and Purchaser have agreed in the Acquisition Agreement to, and to cause each of their affiliates to, vote and take any action in their capacity as stockholders of the Company to cause the Company to comply with its obligations under the foregoing sentence.

         Pursuant to the Resolutions, and as required by the Acquisition Agreement, the Board of Directors of the Company also redeemed all Rights outstanding under the Rights Agreement dated as of August 20, 1993, as amended on November 16, 1993 (the "Rights Agreement"), between the Company and The First Chicago Trust Company of New York effective immediately prior to Purchaser's consummation of the Offer by accepting tendered Shares for payment. This redemption is now effective.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            RODMAN & RENSHAW CAPITAL GROUP, INC.



                                            By: /s/ PETER J. SCHILD
                                                Peter J. Schild
                                                Chief Financial Officer and
                                                Executive Vice President

Date: December 22, 1993